Exhibit 99.1

American Finance Trust Successfully Completes First Day of Trading on Nasdaq

NEW YORK, July 19, 2018 /PRNewswire/ – American Finance Trust, Inc. (“AFIN”) successfully completed its first day of trading of its shares of Class A Common Stock today on The Nasdaq Global Select Market (“Nasdaq”).  Trading of AFIN’s common stock commenced this morning under the ticker symbol “AFIN.” After opening at $13.15 and reaching a session high of $16.80, the stock closed the day at $15.00, with approximately 600,000 shares traded during the day.

Michael Weil, AFIN’s Chief Executive Officer, commented, “We are pleased with the results of today’s listing and appreciate the confidence and support provided by our more than 50,000 long-term shareholders and their financial advisors. This event marks an important milestone for us as we believe it provides a strong platform for future growth, offers daily liquidity to investors who invested in our public non-listed shares and an opportunity for new investors to own shares of a well-diversified REIT.” Mr. Weil continued, “I want to thank BMO Capital Markets, AFIN’s financial advisor with respect to the listing, for the skillful advice and guidance offered in bringing our shares to the market. This event also demonstrates the commitment we share with our independent directors to creating a liquidity event designed to deliver optimal results for shareholders.”

As of March 31, 2018 AFIN’s high quality diversified portfolio consisted of 558 single-tenant net lease and multi-tenant retail and lifestyle center properties with an average weighted remaining lease term of 8.3 years. Its 19.1 million square foot portfolio was 94.3% occupied at that time.

The Class A shares listed today represent approximately 50% of AFIN’s outstanding shares of common stock. The Company’s Class B-1 and Class B-2 shares, representing approximately 25% each of AFIN’s outstanding common stock, will automatically convert to Class A shares and become listed on Nasdaq no later than 90 days and 180 days, respectively, from today. As a result, all of the shares of common stock will be fully listed before January 15, 2019.

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on managing and acquiring a high-quality single and multi-tenant portfolio that is service-retail focused. The portfolio consists of a strong, creditworthy tenant base and is well positioned for growth. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFIN’s most recent Annual Report on Form 10-K and AFIN’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063